Exhibit 99.1

Polaris Reports Record First Quarter 2014 Results; EPS Increased 11% to $1.19 on 19% Sales Growth

First Quarter 2014 Highlights:

  Sales increased 19% to $888.3 million, setting a new record for the first quarter.
  Operating income increased 24% to $126.7 million during the 2014 first quarter.
  Raising guidance for full year 2014 earnings to a range of $6.30 to $6.45 per diluted share from continuing operations, an increase of 17% to 19% over 2013 based on projected full year 2014 sales growth of 14% to 16%.

MINNEAPOLIS--(BUSINESS WIRE)--April 23, 2014--Polaris Industries Inc. (NYSE:PII) today reported record first quarter net income of $80.9 million, or $1.19 per diluted share, for the quarter ended March 31, 2014. By comparison, 2013 first quarter net income was $75.5 million, or $1.07 per diluted share. Net sales for the first quarter 2014 totaled $888.3 million, which represents an increase of 19 percent from last year’s first quarter sales of $745.9 million.

“I am extremely pleased to report record sales and earnings for our 2014 first quarter, which represents the 18th consecutive quarter of record earnings performance. Our broad and diversified product and brand portfolio has Polaris off to yet another strong start, with first quarter sales up 19 percent led by continued excellent performance from our Off-Road Vehicles (“ORV”) business and rapid growth within our motorcycle, small vehicle and PG&A businesses in both North America and internationally,” commented Scott Wine, Polaris’ Chairman and CEO.

“We remain true to the long-term corporate strategy to become a customer-centric, highly profitable $8 billion global enterprise, and made solid progress in the quarter towards each of our strategic growth objectives. We are intensifying our efforts to improve all that we do through Lean and our teams are further strengthening our powerful portfolio of brands. Product innovation is at the forefront of this initiative, highlighted by the first quarter introduction of the revolutionary Sportsman ACE™, which garnered initial interest exceeding even our high expectations. Additionally, during the quarter, we unveiled nine snowmobiles featuring the all-new model year 2015 AXYS™ platform, which gives the rider unrivaled control. And we expanded the breadth and reach of our PG&A business with this month’s acquisition of Kolpin Outdoors, Inc., a highly respected powersports aftermarket products company. To support these new additions and our entire portfolio of brands and products, we are excited about the January announcement that Tim Larson will lead our enhanced and streamlined customer experience, which includes the merging of our sales and service operations, corporate marketing and interactive group into a unified global customer excellence team.”

Wine concluded, “2014 marks Polaris’ 60th year of bringing innovative products to our consumers. From our humble origin as a small snowmobile company in northern Minnesota, Polaris has evolved into a multi-national Company that builds numerous industry leading products and is on track to generate over $4 billion in annualized sales. With our solid start to the year and a number of additional new innovative product introductions expected later this year, we are raising our 2014 full year sales and earnings guidance.”

2014 Business Outlook

For the full year 2014, the Company now expects earnings to be in the range of $6.30 to $6.45 per diluted share from continuing operations, an increase of 17 to 19 percent over full year 2013 earnings of $5.40 per diluted share from continuing operations. Full year 2014 sales are expected to grow in the range of 14 to 16 percent over full year 2013 sales.

First Quarter Performance Summary (in thousands except per share data)

	Three Months ended March 31,
Product Line Sales	2014	2013	Change
Off-Road Vehicles	$602,843	$541,272	11%
Snowmobiles	15,586	14,714	6%
Motorcycles	78,867	51,797	52%
Small Vehicles	38,483	11,059	248%
Parts, Garments & Accessories	152,567	127,067	20%
Total Sales	$888,346	$745,909	19%

Gross Profit	$258,417	$216,648	19%
Gross profit as a % of sales	29.1%	29.0%	+10 bps

Operating Expenses	$142,375	$124,753	14%
Operating expenses as a % of sales	16.0%	16.7%	-70 bps

Operating Income	$126,682	$101,969	24%
Operating Income as a % of sales	14.3%	13.7%	+60 bps

Net Income	$80,901	$75,464	7%
Net income as a % of sales	9.1%	10.1%	-100 bps

Diluted Net Income per share	$1.19	$1.07	11%

Off-Road Vehicle (“ORV”) sales increased 11 percent from the first quarter 2013 to $602.8 million. This increase reflects continued market share gains for ORV, aided by the all-new 2014 RZR XP1000 high performance recreation vehicle introduced in the third quarter 2013 and the new Sportsman ACE™, a single-seat sit-in off-road vehicle introduced in January. Polaris’ North American ORV unit retail sales were up high single digits percent from the first quarter of 2013, with consumer purchases of ATVs, RANGER’s and RZR’s each increasing from the first quarter last year. The Company estimates North American industry ORV retail sales in the first quarter 2014 increased mid-single digits percent. Polaris ORV dealer inventory was up in the 2014 first quarter compared to a year ago primarily reflecting new ORV product categories added during the 2014 model year. Sales of ORVs outside of North America increased 12 percent in the first quarter 2014 when compared to the first quarter 2013, primarily due to market share gains.

Snowmobile sales totaled $15.6 million for the 2014 first quarter compared to $14.7 million for the first quarter of 2013. The North American snowmobile industry finished the season strong with industry retail sales up just over ten percent for the entire season ending March 31, 2014 due to favorable snowfall levels in most of the North American snowmobile riding areas. Polaris’ North American retail snowmobile sales were up mid-single digits percent for the full 2013-2014 season, but were lower than the industry primarily due to a slow start to the Company’s pre-season orders from consumers last spring. However, Polaris maintained ownership of the second largest market share for North America snowmobiles with dealer inventories up only modestly from last year’s season-end levels. Sales to customers outside North America decreased 39 percent in the first quarter 2014 due to unseasonably warm weather and unfavorable snowfall levels in the Scandinavian region and Russia during the first quarter 2014. During the quarter, the Company introduced its model year 2015 snowmobile lineup highlighted by the all-new AXYS™ platform featured on nine new models, which is designed to deliver unmatched handling and performance. In addition, the Company introduced two new model year 2015 long-track INDY™ models, which deliver exceptional on and off-trail riding.

Motorcycle division sales increased 52 percent in the 2014 first quarter to $78.9 million due to the shipments of the new model year 2014 Indian motorcycles. Consumer retail demand for Polaris Motorcycles, driven by strong Indian Motorcycle retail sales, was up about 50 percent during the 2014 first quarter, while first quarter North American industry heavyweight cruiser and touring motorcycle retail sales were up low-single digits percent from 2013. The re-launch of Indian Motorcycle continued during the 2014 first quarter as more dealers began retailing the brand and the product line received high visibility from both motorcycle shows and an aggressive marketing campaign. While Indian received the lion’s share of the press from the media during the quarter, Victory continues to market innovative, high performance products with the recent introduction of the Victory Gunner, an urban cruiser with a combination of bobber style, performance and power. Sales of Polaris motorcycles outside of North America increased 140 percent in the first quarter of 2014 as compared to a year ago driven by strong shipments of Indian motorcycles.

Small Vehicles division, which is comprised of Aixam, GEM and Goupil, increased 248 percent to $38.5 million compared to the first quarter of 2013. All three businesses experienced sales growth during the 2014 first quarter with incremental sales from the Aixam acquisition in April, 2013 representing the most significant portion of the 2014 first quarter sales growth.

Parts, Garments and Accessories (“PG&A”) sales increased 20 percent during the first quarter 2014 to $152.6 million compared to the same period last year. The growth was driven by double digit sales increases in ORV, motorcycles and small vehicles resulting from product innovation, increased integration of accessories and a greater focus on apparel sales through the Klim business.

International sales to customers outside of North America totaled $165.1 million for the 2014 first quarter, up 44 percent over the same period in 2013. The increase in first quarter sales resulted from strong sales growth in the Europe, Middle East and Africa (“EMEA”) region with sales up about 50 percent; over two-thirds coming from the April 2013 acquisition of Aixam, and a 28 percent combined increase in sales to customers in the Asia/Pacific and Latin America regions. Both ORV and motorcycles gained market share outside of North America during the 2014 first quarter.

Gross profit increased 19 percent to $258.4 million or 29.1 percent of sales for the first quarter of 2014, compared to $216.6 million or 29.0 percent of sales in the first quarter of 2013. As expected, negative currency movements, primarily the Canadian dollar, pressured gross margins during the 2014 first quarter, but this was more than offset by lower product costs and higher pricing.

Operating expenses for first quarter 2014 grew 14 percent to $142.4 million or 16.0 percent of sales, compared to $124.8 million or 16.7 percent of sales for the first quarter of 2013. Operating expenses as a percent of sales for the first quarter of 2014 declined due to lower long-term incentive compensation expenses partially offset by higher marketing and advertising expenses primarily related to the re-launch of Indian Motorcycle.

Income from financial services was $10.6 million during first quarter 2014, an increase of six percent compared to $10.1 million in the first quarter of 2013, due to higher income from Polaris Acceptance’s dealer inventory financing.

Equity in loss of affiliates was $0.9 million for the first quarter 2014 compared to $0.4 million last year, which represents the Company’s portion of the start-up costs related to the Polaris/Eicher joint venture in India established in 2012.

Non-operating other income, which primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $2.1 million in the first quarter of 2014 compared to $2.5 million in the first quarter of 2013.

The provision for income taxes for the first quarter 2014 was $44.2 million or 35.3 percent of pretax income compared to $27.1 million or 26.4 percent of pretax income for the first quarter 2013. The higher income tax rate for the first quarter 2014 is primarily due to the United States federal government not yet extending the research and development income tax credit as of March 31, 2014 and the income tax rate in the first quarter 2013 reflecting a non-recurring $8.2 million benefit resulting from the reinstatement of the federal research and development income tax credit retroactively for calendar year 2012 and favorable outcomes of income tax audits during the first quarter of 2013. This change in the income tax rate, accounts for about 130 basis points negative impact to the net income margin percentage in the first quarter 2014.

The weighted average diluted shares outstanding for the first quarter 2014 decreased four percent to 68.0 million shares compared to 70.8 million shares in the first quarter last year. The decrease in the weighted average diluted shares outstanding is primarily due to the Company’s purchase of 3.96 million shares of Polaris stock previously held by FHI Heavy Industries Ltd. (“Fuji”) for a purchase price of $497.5 million in November 2013.

Financial Position and Cash Flow

Net cash provided by operating activities was $44.7 million for the first quarter ended March 31, 2014 compared to net cash provided by operating activities of $47.8 million for the first quarter of 2013. The slight decline in net cash provided by operating activities in the 2014 first quarter was the result of increased working capital requirements primarily from higher factory inventory offset somewhat by higher net income. Total debt, including capital lease obligations, at the end of the first quarter 2014 was $331.8 million. During the 2014 first quarter, the Company increased its quarterly dividend payment for the 19th consecutive year by 14 percent to $0.48 per share and paid a total of $31.7 million in dividends to shareholders. The Company’s debt-to-total capital ratio was 35 percent at March 31, 2014, compared to 13 percent a year ago. Cash and cash equivalents were $101.8 million at March 31, 2014, compared to $380.8 million for the same period in 2013.

Conference Call and Webcast Presentation

Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2014 first quarter earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President – Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polaris.com/irhome.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 24519692.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2013 sales of $3.8 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian Motorcycle brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid powered vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris Engineered Parts, Accessories and Apparel, Klim branded apparel and ORV accessories under the Kolpin and Cycle Country brands.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2014 sales, shipments, net income, and net income per share from continuing operations are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended March 31,
	2014	2013
Sales	$888,346	$745,909
Cost of sales	629,929	529,261
Gross profit	258,417	216,648
Operating expenses:
Selling and marketing	65,570	54,493
Research and development	35,513	31,450
General and administrative	41,292	38,810
Total operating expenses	142,375	124,753
Income from financial services	10,640	10,074
Operating income	126,682	101,969
Non-operating expense (income):
Interest expense	2,812	1,473
Equity in loss of other affiliates	896	412
Other (income), net	(2,105)	(2,468)
Income before income taxes	125,079	102,552
Provision for income taxes	44,178	27,088
Net income	$80,901	$75,464

Basic net income per share	$1.23	$1.10
Diluted net income per share	$1.19	$1.07
Weighted average shares outstanding:
Basic	65,833	68,793
Diluted	67,958	70,762

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	March 31, 2014	March 31, 2013

Assets
Current Assets:
Cash and cash equivalents	$101,789	$380,750
Trade receivables, net	150,464	129,332
Inventories, net	482,874	370,856
Prepaid expenses and other	59,326	30,740
Income taxes receivable	3,030	9,194
Deferred tax assets	93,024	85,488
Total current assets	890,507	1,006,360
Property and equipment, net	495,053	274,737
Investment in finance affiliate	71,439	56,432
Investment in other affiliates	15,102	12,421
Deferred tax assets	20,048	26,257
Goodwill and other intangible assets, net	226,461	105,096
Other long-term assets	45,839	21,603
Total assets	$1,764,449	$1,502,906
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of capital lease obligations	$3,076	$2,627
Accounts payable	257,795	215,187
Accrued expenses:
Compensation	50,870	65,666
Warranties	47,224	40,941
Sales promotions and incentives	133,058	109,601
Dealer holdback	90,374	75,659
Other	77,284	66,930
Income taxes payable	27,333	18,017
Current liabilities of discontinued operations	—	5,000
Total current liabilities	687,014	599,628
Long term income taxes payable	13,405	3,616
Capital lease obligations	28,723	3,727
Long-term debt	300,000	100,000
Deferred tax liabilities	24,067	2,017
Other long-term liabilities	85,369	62,080
Total liabilities	$1,138,578	$771,068
Deferred compensation	$ 10,022	—

Total shareholders’ equity	615,849	731,838
Total liabilities and shareholders’ equity	$1,764,449	$1,502,906

Certain reclassifications of previously reported balance sheet amounts have been made to conform to the current year presentation

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	Three months ended March 31,
	2014	2013
Operating Activities:
Net income	$80,901	$75,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,069	19,906
Noncash compensation	12,785	10,351
Noncash income from financial services	(1,543)	(1,052)
Noncash loss from other affiliates	896	412
Deferred income taxes	(2,262)	(1,170)
Tax effect of share-based compensation exercises	(8,884)	(5,379)
Changes in operating assets and liabilities:
Trade receivables	36,037	(10,393)
Inventories	(63,210)	(26,897)
Accounts payable	19,727	46,342
Accrued expenses	(81,942)	(80,823)
Income taxes payable/receivable	35,312	21,463
Prepaid expenses and others, net	(11,139)	(450)
Net cash provided by operating activities	44,747	47,774
Investing Activities:
Purchase of property and equipment	(39,703)	(40,113)
Investment in finance affiliate, net	(678)	1,607
Net cash used for investing activities	(40,381)	(38,506)
Financing Activities:
Borrowings under debt arrangements	652,838	119
Repayments under debt arrangements and capital lease obligations	(633,887)	(750)
Repurchase and retirement of common shares	(244)	(25,687)
Cash dividends to shareholders	(31,719)	(28,662)
Proceeds from stock issuances under employee plans	9,365	4,995
Tax effect of proceeds from share-based compensation exercises	8,884	5,379
Net cash provided by (used for) financing activities	5,237	(44,606)
Impact of currency exchange rates on cash balances	(62)	(927)
Net increase (decrease) in cash and cash equivalents	9,541	(36,265)
Cash and cash equivalents at beginning of period	92,248	417,015
Cash and cash equivalents at end of period	$101,789	$380,750

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500